Selected Ratios

EXHIBIT 7. SELECTED RATIOS’ CALCULATION	INDEX	Dec-2010	Dec-2009	Dec-2008	Dec-2007	Dec-2006
		(In Ps million )
Net interest income	(1)	3,377,104	3,802,282	3,560,402	2,808,318	1,767,503
Total Interest Earning Assets	(2)	53,096,650	52,686,295	46,583,698	36,994,871	28,532,355
Total Average Assets	(3)	63,355,081	62,629,596	55,121,514	43,194,923	32,437,287
Total Average Shareholders’ Equity	(4)	7,287,936	6,416,312	5,450,543	4,160,130	3,392,142
Operating Expenses	(5)	3,098,479	2,895,145	2,639,997	2,271,418	1,871,000
Net Income	(6)	1,436,494	1,256,850	1,290,643	1,086,923	749,529
Total Assets	(7)	68,095,156	61,864,365	61,783,079	52,151,649	34,488,696
Net Operating, Income	(8)	5,505,029	5,689,231	5,524,486	4,318,447	2,906,597
Total Shareholders' Equity	(9)	7,947,140	7,032,829	6,116,845	5,199,270	3,646,612
Loans	(10)	48,601,090	42,041,974	40,373,850	37,702,624	24,645,574
Non-Performing Loans	(11)	928,759	1,027,712	950,629	666,368	334,488
Allowance for Loans and Accrued Interest Losses	(12)	2,548,165	2,477,604	2,134,360	1,490,454	845,827
Loans Classified as “C”, “D” y “E”	(13)	2,098,105	2,149,685	1,775,642	1,170,099	626,255
Technical Capital	(14)	9,017,449	7,286,296	6,245,624	5,908,317	3,414,312
Risk Weighted Assets included Market Risk	(15)	61,449,661	55,084,655	55,542,485	46,628,036	30,885,195

SELECTED RATIOS:
Colombian GAAP:
Profitability Ratios:
Net Interest Margin	(1) / (2)	6.36%	7.22%	7.64%	7.60%	6.19%
Return on Average Total Assets	(6) / (3)	2.27%	2.01%	2.34%	2.52%	2.31%
Return on Average Shareholders’ Equity	(6) / (4)	19.71%	19.59%	23.68%	26.13%	22.10%

Efficiency Ratio:
Operating Expenses as a Percentage of Interest, Fees Services and Other Operating Income	(5) / (8)	56.28%	50.89%	47.79%	52.60%	64.37%

Capital Ratios:
Period-end Shareholders’ Equity as a Percentage of Period-end Total Assets	(9) / (7)	11.67%	11.37%	9.90%	9.97%	10.57%
Period-end Regulatory Capital as a Percentage of Period-end Risk-Weighted Assets	(14) / (15)	14.67%	13.23%	11.24%	12.67%	11.05%

Credit Quality Data:
Non-Performing Loans as a Percentage of Total Loans	(11) / (10)	1.91%	2.44%	2.35%	1.77%	1.36%
"C", "D" and "E" Loans as a Percentage of Total Loans	(13) / (10)	4.32%	5.11%	4.40%	3.10%	2.54%
Allowance for Loan and Accrued Interest Losses as a Percentage of Non-Performing Loans	(12) / (11)	274.36%	241.08%	224.53%	223.67%	252.87%
Allowance for Loan and Accrued Interest Losses as a Percentage of "C", "D" and "E" Loans	(12) / (13)	121.45%	115.25%	120.21%	127.38%	135.06%
Allowance for Loan and Accrued Interest Losses as a Percentage of Total Loans	(12) / (10)	5.24%	5.89%	5.29%	3.95%	3.43%

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